Exhibit 99.2

SILVER STATE BANCORP ANNOUNCES PLANS TO MERGE ITS TWO BANK

SUBSIDIARIES

Henderson, NV – November 29, 2007 – Silver State Bancorp today announced its plans to merge Choice Bank, the Company’s Arizona bank subsidiary into Silver State Bank, the Company’s Nevada bank subsidiary. This action is subject to approval by the boards of directors of the two bank subsidiaries and the bank regulatory authorities and is anticipated to be completed by the end of the first quarter of 2008. The combined bank will operate as Silver State Bank.

About Silver State Bancorp

Silver State Bancorp, through its wholly-owned subsidiaries, Silver State Bank and Choice Bank, currently operates eleven full service branches in southern Nevada and three full service branches in the Phoenix/Scottsdale market area. Silver State Bank also operates loan production offices located in Nevada, California, Washington, Oregon, Utah, Colorado and Florida. Please visit www.silverstatebancorp.com for more information.

Forward-Looking Statements

This press release contains forward-looking statements. Terms such as “will,” “should,” “plan,” “intend,” “expect,” “continue,” “believe,” “anticipate,” “seek,” and similar expressions are forward-looking in nature and reflect management’s view only as the date hereof. Actual results and events could differ materially from those expressed or anticipated and are subject to a number of risks and uncertainties including but not limited to fluctuations in interest rates, asset quality, government regulations, economic conditions and competition in the geographic and business areas in which Silver State Bancorp conducts its operations. We undertake no obligation to review or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

Corey L. Johnson

Silver State Bancorp

170 South Green Valley Parkway, Suite 300

Henderson, NV 89012

Phone: 702-433-8300

Media:

Steve Stern

Stern And Company

(702) 240-9533

steve@sdsternpr.com